UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2020

FibroGen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36740	77-0357827
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

FibroGen, Inc.

409 Illinois Street

San Francisco, CA 94158

(Address of principal executive offices, including zip code)

(415) 978-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	FGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2020, FibroGen, Inc. (the “Company” or “FibroGen”), announced the appointment of Mark Eisner, M.D., M.P.H. as Incoming Chief Medical Officer, where he will oversee global clinical development and regulatory initiatives for FibroGen. K. Peony Yu, M.D. (“Dr. Yu”), the Company’s current Chief Medical Officer, is retiring in March 2021, and will remain in that position until December 20, 2020. On December 21, 2020, Dr. Eisner will assume the role of Chief Medical Officer and Dr. Yu will transition to Executive Advisor to the CEO. Dr. Yu’s departure is not as a result of any disagreement with the Company.

Dr. Eisner brings over 30 years of experience to FibroGen, including more than 10 years of experience in clinical drug development and 20 years as a practicing physician, and he has held leadership positions in clinical medicine, clinical research, and pharmaceutical development. In 2010, he joined Genentech, a member of the Roche Group, and was most recently Senior Vice President and Global Head of Product Development Immunology, Infectious Disease, and Ophthalmology where he led clinical development for areas including respiratory medicine, rheumatology, inflammatory bowel disease, virology, and retinal disease.

Prior to Genentech, Dr. Eisner was Professor of Medicine and Anesthesia at the University of California, San Francisco where he was an internationally recognized expert on clinical research in acute and chronic lung disease. He served as a steering committee member and ultimately UCSF Principal Investigator for the National Heart, Lung, and Blood Institute ARDS Clinical Trials Network which conducted several clinical landmark trials. Dr. Eisner also built a world-class National Institutes of Health (NIH)-funded clinical research program focusing on the epidemiology and long-term health outcomes of obstructive lung disease. He was also an investigator in the UCSF Cardiovascular Research Institute. Dr. Eisner has published approximately 200 peer-reviewed articles, served on multiple NIH study sections, and was a member of the American Thoracic Society Board of Directors.

Dr. Eisner graduated from Stanford University with an A.B. degree in Human Biology and then received his M.D. degree from the University of Pennsylvania School of Medicine. He completed residency training in internal medicine, a Chief Medical Resident year, and fellowship training in pulmonary and critical care medicine at the University of California, San Francisco. He also received an M.P.H. degree from the University of California, Berkeley School of Public Health.

As part of this transition, on November 27, 2020 FibroGen entered into a Transition, Separation, and Consulting Agreement with Dr. Yu (the “Agreement”) which provides for Dr. Yu to remain as a Company employee to assist with the transition to Dr. Eisner until March 15, 2021, at which time she will enter into a consulting agreement for a period of six months with the Company to provide services related to development, regulatory and commercialization matters with respect to the Company’s products.

Under the Agreement, and contingent upon, among other things, delivery of releases of claims at various points in time, in addition to the severance benefits set forth in Section 3(b) of her Change in Control Severance Agreement that she would be entitled to under a qualifying termination, Dr. Yu will receive: an increase in the bonus payment to 150% of Dr. Yu’s target bonus amount for 2020 pursuant to the Company’s 2020 Bonus Plan as the sole bonus payment to be received; a consulting agreement for up to eight hours per week following the termination of employment with the Company, the consideration for which will be continued vesting of outstanding stock options and other equity awards (“Stock Awards”) during the consulting term; and the right to exercise any outstanding Stock Awards after the termination of services to the Company until the date that is one year following the termination of services to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBROGEN, INC.

Dated: December 1, 2020

	By:	/s/ Michael Lowenstein
Michael Lowenstein
Chief Legal Officer